Exhibit 4.17

Bank Hapoalim Letterhead

The Business Unit

Date: 20th of January 2013

Our number: 2013/ Mahak – 613

Telephone: 03- 5674400

Fax: 03- 5674154

Attn.

Viryanet Ltd.

Dear sirs,

Re: Viryanet Ltd.

Whereas:

On the 14th of March 2005 you signed an irrevocable letter of undertaking towards Bank Hapoalim Ltd. (hereinafter the “Bank”) which was amended on the 22nd of December 2005 and on the 29th of August 2007 (jointly and severally: the “Letters of Undertaking”);

And whereas:

In the framework of the letters of undertaking you undertook, inter alia, that (a) the percentage of the equity out of your total balance sheet shall not be less than 13%, however in any event the equity shall not be less than the sum in NIS equal to $1,500,000 (a million five hundred thousand U.S. Dollars) at all times (b) the balance of cash as reported in your quarterly and annual financial statements (consolidated) starting from the 1st of August 2007 which are audited or reviewed by an external certified public accountant at any time, and from time to time, shall not be less than the sum in NIS equal to $500,000 (five hundred thousand U.S. Dollars) (hereinafter together referred to as: “These Undertakings”);

And whereas you have requested that we agree to cancel These Undertakings;

Therefore and at your request, we hereby confirm to you as follows:

1.	The preamble of this letter constitutes an integral part hereof.

2.	We hereby confirm to you that upon this letter coming into force we shall regard These Undertakings as cancelled.

3.	This letter shall come into force, subject to the fulfillment of all the following terms in full, at the times stipulated and in the aggregate:

3.1.

Up and no later than the 28th of January 2013 you will sign this letter in the place intended for this at the bottom of this letter and you shall return a signed copy of the letter to us by that date, if not- after that date our consent in this letter shall be null and void.

3.2.	Up to and no later than the 28th of January 2013 you shall pay to us in cash a one-time commission of 5,000 U.S. Dollar for our consent.

4.	For the sake of avoiding doubt, nothing in the aforesaid can derogate from your undertakings towards us according to any of the other documents that were signed and/or shall be signed by you towards the bank.

Sincerely,

Bank Hapoalim Ltd.

The Head Management

( - )	( - )

Z. Kinor	Z. Birka

Bank Hapoalim Letterhead

The Business Unit

Attn

Bank Hapoalim Ltd.

We agree to the aforesaid and we hereby irrevocably undertake to act as mentioned in this letter above, number 613 of the 20th of January 2013.

Stamp and signature	21st of January 2013

Viryanet Ltd.	date

Name: HaCohen Samuel

Position: Chairman

Confirmation of Attorney

I the undersigned, Tomer Schwartz, Adv. an attorney of Viryanet Ltd. co. no. 511281354 hereby confirm that this document was signed by the company’s signatories, Mr. Samuel Hacohen identity certificate no. 054905675 according to the company’s decision that was duly adopted in accordance with its incorporation documents and that this signature binds the company for all intents and purposes.

21st of January 2013	Stamp and signature of Tomer Schwartz, Adv.

16 Abba Hillel St. Ramat Gan

License no. 39565

Date	Signature and stamp